EXHIBIT 99.1

John V. Harker	Mike Yonker
Chief Executive Officer	Chief Financial Officer
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8603

InFocus Reduces First Quarter 2003 Estimates

Wilsonville, Ore., April 7, 2003 – InFocus® Corporation (NASDAQ: INFS, OSE: IFC), today announced that revenue and earnings for its first quarter ending March 31, 2003 will be below previous expectations.

Revenue in the first quarter is now expected to be in the range of $141 million to $146 million.  Based on these lower revenue estimates, the company expects to report a net loss from continuing operations for the quarter in the range of $0.33 to $0.38 per share.  The company’s revised outlook reflects increased softness in technology spending due in part to economic uncertainty related to the conflict in Iraq as well as continued aggressive competitive pricing.

“While revenues in the first quarter are typically lower than the fourth quarter, economic uncertainty surrounding the war in Iraq further accentuated the negative seasonal effects,” said John V. Harker, Chairman, President, and CEO.  “Our first quarter guidance underestimated the impact geopolitical issues were going to have on buying decisions for many of our customers.  A negative impact on spending patterns was clearly evident to us late in the quarter as the order rate dipped below expectations.  This decrease was not solely a U.S.-specific issue, as we saw weakness in other regions of the world as well,” Harker continued.   “Given the continued uncertainty surrounding world events and the distinct possibility of a prolonged downturn in capital spending, we are in the process of further reevaluating our spending levels going forward”.

“Since this downturn began over two years ago, we have focused on streamlining the organization, reducing product costs and improving the balance sheet, while investing in the future and expanding into new markets and channels of distribution.  Although I am disappointed with our first quarter results, I firmly believe we are doing the things necessary to endure the uncertain economic climate and emerge well positioned for the long term,” concluded Harker.

InFocus will hold a conference call today at 8:00 am PDT to discuss its preliminary first quarter results.  The conference call can be accessed worldwide by calling (800)792-9296 (domestic participants) or (706)634-2419 (international participants).  It will also be simulcast via live audio webcast at www.infocus.com.  Upon completion of the call, a replay will be accessible.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.   Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions and dependence on third party suppliers; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore manufacturing, and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus

InFocus® Corporation (Nasdaq: INFS) (OSE: IFC), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projector pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools and wireless technology.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions. InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation